SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 10, 2005

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Chairman Compensation:

On February 10, 2005, the Board of Directors (“Board”) of ON Semiconductor Corporation (the “Corporation”) approved certain changes to J. Daniel McCranie’s compensation as the Chairman of the Board of the Corporation. Earlier, the Board’s Compensation Committee and Corporate Governance and Executive Committee (collectively, “Committees”) had approved these same changes to Mr. McCranie’s compensation and had recommended that the Board do the same.

Mr. McCranie has significant leadership roles for the Corporation as a non-executive Chairman of the Board, Chairman of the Corporate Governance and Executive Committee, Chairman of the Nominating Committee, member of the Audit Committee and member of the Compensation Committee. The Board and Committees requested that Mr. McCranie provide additional leadership and devote additional time and attention in his capacity as Chairman of the Board in light of, and in response to, both general and specific needs of the Board and the Corporation. Mr. McCranie agreed to the preceding request. As a result, the Board and Committees reviewed the total compensation of the Chairman of the Board, in light of his existing time commitments as Chairman of the Board, the anticipated amount of time that the Chairman would be required to devote during the next two years and have determined that: (1) the cash retainer portion of Mr. McCranie’s compensation shall be increased from $25,000 per quarter to $50,000 per quarter, effective as of February 1, 2005; and (2) Mr. McCranie be granted a stock option to purchase 150,000 shares of common stock of the Corporation. This non-qualified stock option was granted effective February 10, 2005 under the Corporation’s 2000 Stock Incentive Plan, as amended from time-to-time, and is subject to a separate stock option agreement. The stock option agreement provides for pro rata vesting of the option over a two-year period beginning on the grant date and continuing to vest (i) so long as Mr. McCranie continues to serve as Chairman of the Board, or (ii) until such time as the Board adopts a resolution terminating further vesting of such award based upon the Board’s continuing review of the time expended by the Chairman in his role as Chairman of the Board. The stock option has an exercise price of $4.40, which equaled the closing price of the common stock of the Corporation as quoted on the Nasdaq National Market on the grant date. As a result of the above, Mr. McCranie’s total annual cash compensation for his various Board services for ON Semiconductor will be $210,000 including a $10,000 per year retainer for his Audit Committee service, which is the same amount that other members of the Audit Committee receive. He will continue to receive Board and committee meeting fees, and reimbursement for reasonable expenses incurred to attend Board and committee meetings and perform other relevant Board duties. Mr. McCranie will be eligible to receive an annual stock option grant that all other Director are expected to receive during the first quarter of 2005 for the right to purchase 7,000 shares of common stock of the Corporation at an exercise price equal to the fair market value of the Corporation’s common stock on the grant date with pro rata vesting of the option over a three-year period.

While serving as a Director of the Corporation over the past three plus years, Mr. McCranie has purchased a significant amount of shares of the Corporation’s common stock on the open market using his own funds. Mr. McCranie has made these purchases volitionally without any stock ownership requirements or guidelines from the Corporation for its Directors. As a result, he currently owns 225,000 shares of common stock of the Corporation. His most recent purchase was for 50,000 shares on February 4, 2005 at a total purchase price of approximately $185,712.

A copy of Mr. McCranie’s stock option agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. A copy of the standard form of stock option agreement for the Corporation’s Directors is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Performance Based Stock Option Grants for Certain Executive Officers:

On February 10, 2005, the Board of the Corporation granted performance based stock options to Peter Green (“Green Grant”) and Lawrence Sims (“Sims Grant”) (collectively, “Performance Based Grants”). Earlier, the Board’s Compensation Committee had approved these same grants.

Mr. Green is a Senior Vice President and General Manager of the Corporation’s Integrated Power Group. Mr. Sims is a Senior Vice President and General Manager of the Corporation’s Analog Products Group. The Performance Based Grants to these executives were made effective February 10, 2005 under the Corporation’s 2000 Stock Incentive Plan, as amended from time-to-time, and are subject to separate performance based stock option agreements. The Green Grant provides for the right to purchase 75,000 shares of the common stock of the Corporation. The Sims Grant provides for the right to purchase 100,000 shares of the common stock of the Corporation. The Performance Based Grants have an exercise price of $4.40, which equaled the closing price of the common stock of the Corporation as quoted on the Nasdaq National Market on the grant date. The Performance Based Grants further provide for pro rata vesting of the options of 25% per year over a four-year period beginning on the grant date, however, notwithstanding the time based vesting criteria, if certain specified and agreed upon performance measurements are achieved by each Mr. Green and Mr. Sims, their respective stock option would become fully exercisable on the date of such achievement, provided that the Compensation Committee has accepted the same.

Copies of Mr. Green’s performance based stock option agreement and Mr. Sims’ performance based stock option agreement are attached hereto as Exhibit 10.3 and Exhibit 10.4, respectively, and are incorporated herein by reference.

Bonus Criteria for Executive Officers:

On February 10, 2005, the Board of the Corporation, along with its Compensation Committee, determined that Keith Jackson’s, the Chief Executive Officer of the Corporation, bonus for the first half of 2005 will be determined based on achievement of specific financial and operational goals. A similar determination was made by these bodies for the rest of the executive officers of the Corporation (“Other Executives”) for the same time period. Bonuses will be paid by the Corporation only if the Corporation achieves a certain minimum Earnings Before Income Taxes Depreciation and Amortization (EBITDA) amount. If this EBITDA amount is attained, Mr. Jackson’s bonus will be based on EBITDA and the following performance criteria of the Corporation: a new product development cycle time goal; a revenue goal; a gross margin goal; and a market share goal. If these goals are achieved, Mr. Jackson’s bonus is expected to be 45% of his base salary for the first half of 2005 with the possibility of a maximum bonus of 168% of base salary for the first half of 2005.

If the minimum EBITDA amount is attained, the Other Executives of the Corporation will receive bonuses based on some of the same or similar factors as those listed above for Mr. Jackson with the applicable percentage determined for each individual by the Board based on a recommendation by the Compensation Committee. The remainder of their bonus will be based on measurable goals related to the applicable business area or functional responsibility related to each executive. If these goals are achieved, the bonuses for the Other Executives are expected to be in the range of 30% to 36% of the applicable base salary for the first half of 2005 with the possibility of maximum bonuses in the range of 112% to 135% of base salary for the first half of 2005.

Any bonuses for Mr. Jackson and the Other Executives would be paid pursuant to the Corporation’s 2002 Executive Incentive Plan, as amended from time-to-time.

Other :

On February 10, 2005, the Corporation’s Board and Compensation Committee passed a resolution stating their intent for future options that have time-based vesting and that are granted to the Corporation’s Senior Vice President and above that upon a change in control of the Corporation these grants would provide for acceleration of vesting and extension of exercise period as provided for in the stock option agreement. A copy of this form of stock option agreement is attached hereto as Exhibit 10.5 and is incorporated herein by reference.

The Corporation will provide additional information regarding the compensation of the members of its Board and executive officers in its proxy statement for the 2005 annual meeting of stockholders, which is expected to be filed with the SEC in April 2005.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Number	Description
10.1	Non-qualified Stock Option Agreement for Directors (J. Daniel McCranie) dated as of February 10, 2005
10.2	Non-qualified Stock Option Agreement for Directors (form of standard agreement)
10.3	Performance Based Stock Option Agreement (Peter Green) dated as of February 10, 2005
10.4	Performance Based Stock Option Agreement (Lawrence Sims) dated as of February 10, 2005
10.5	Non-qualified Stock Option Agreement for Senior Vice Presidents and Above (form of agreement)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION
(Registrant)

Date: February 15, 2005	By:	/s/ KEITH JACKSON
	Name:	Keith Jackson
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Number	Description
10.1	Non-qualified Stock Option Agreement for Directors (J. Daniel McCranie) dated as of February 10, 2005
10.2	Non-qualified Stock Option Agreement for Directors (form of standard agreement)
10.3	Performance Based Stock Option Agreement (Peter Green) dated as of February 10, 2005
10.4	Performance Based Stock Option Agreement (Lawrence Sims) dated as of February 10, 2005
10.5	Non-qualified Stock Option Agreement for Senior Vice Presidents and Above (form of agreement)